SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the April 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2003

	By:	/s/ Carol Wang

		Name:	Carol Wang
		Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

HSBC Asset Management (Taiwan) Limited	April 2003
24/F No. 99, Tunhwa S. Rd., Sec. 2		Tel: (8862) 2325-7888
Taipei 106, Taiwan		Fax: (8862) 2706-5371

Portfolio Review

     The decline in market activity in April was a result of investors selling stocks in anticipation of a regional economic slowdown from the spread of SARS. With the exception of the technology sector, all other sectors fell in April with intensive sell-offs following news of the outbreak of SARS. In NT dollar terms, non-technology sectors collectively declined by 7.22%, as compared to a 1.00% decline for the technology sector. During this period, the non-technology sectors performed poorly adversely affecting the Fund’s performance, as we were overweight in this sector. In NT dollar terms, the Fund’s net asset value fell by 4.42%, compared to the decline of 4.01% for the TAIEX. One of the Fund’s focus areas, China-related stocks, was hit hard as a result of increasing concerns over China’s ability to control the spread of the deadly virus. In China, the auto sector fell 12.94% while the transportation sector fell 7.24% as investors feared that the virus would cause a decrease in domestic demand and plant shutdowns in China.

     We believe that the market overreacted to the SARS outbreak and we see good buying opportunities for our long-term investment strategies. The fear concerning the spread of SARS should decrease over the next few months as the number of new cases drops due to increased safety precautions. As was the case in Canada and Hong Kong, the economies in China and Taiwan should gradually recover from outbreak of the disease and return to normal. In short, we believe that SARS is only a temporary setback to regional economies. More importantly, the economy in China will gradually return to its long-term growth pattern. We will therefore stay on the buy side for China-related shares which look attractive, such as China Motor (2204) or TYC (1522).

     We are also looking to accumulate technology stocks to achieve a better than neutral position. Although the expected late-year IT recovery has yet to occur, technology stocks are worth the investment on the basis of their attractive valuations and improving outlook. The recent positive earnings results from U.S. corporations is the major reason for our increasing optimism, as capital spending is likely to increase after corporate profits recover. On the other hand, we will reduce our weighting in the finance sector in the near-term future as financial stocks have become less attractive compared to other sectors.

Core & Active Portfolio Sector Allocation

As of 04/30/03	% of Core Portfolio	% of Active Portfolio	% of TAIEX
Semiconductor	24.13	15.16	21.66
Banking	17.66	9.27	19.23
PC & Peripherals	13.54	18.81	14.81
Telecommunication	9.09	5.53	8.43
Plastics	7.66	11.05	7.07
Electronics	6.78	12.93	7.88
Transportation	2.79	8.79	2.37
Steel	2.67	2.02	3.18
Textile	2.66	0.26	1.83
Auto	1.95	1.94	1.87
Chemical	1.57	2.90	1.52
Electricals	1.55	1.70	1.44
Wire & Cable	1.08	0.00	0.83
Paper & Pulp	0.88	1.87	0.45
Rubber	0.68	3.54	0.82
Others	5.31	4.23	6.61
Total	**100.00**	**100.00**[1]	**100.00**
Tech	**54.18**	**52.43**	**53.29**
Non-Tech	**28.16**	**38.30**	**27.48**
Financial	**17.66**	**9.27**	**19.23**

Total Active Portfolio Net Asset: US$49.10M
Total Core Portfolio Net Asset: US$93.78M
Cash: US$6.97M

Total Fund Asset Allocation

As of 04/30/03	% of Total Fund	% of TAIEX
Semiconductor	20.07	21.66
PC & Peripherals	14.64	14.81
Banking	14.09	19.23
Plastics	8.48	7.07
Electronics	8.42	7.88
Telecommunication	7.50	8.43
Transportation	4.63	2.37
Steel	2.33	3.18
Chemical	1.93	1.52
Auto	1.86	1.87
Textile	1.75	1.83
Rubber	1.58	0.82
Electricals	1.53	1.44
Paper & Pulp	1.16	0.45
Wire & Cable	0.68	0.83
Others	4.70	6.61
Total	**95.35**	**100.00**
Cash	4.65	
Tech	**51.09**	**53.29**
Non-Tech	**34.82**	**27.48**
Financial	**14.09**	**19.23**

Total Net Asset: US$149.85M

Top 10 Holdings of Active Portfolio

As of 04/30/03	% of Active Portfolio
Yang Ming Marine Transport Corp.	5.86
Acer Display Technology Inc	4.69
Taiwan Semiconductor	4.00
Formosa Chemical & Fiber	3.92
Asia Optical Co. Ltd	3.35
Formosa Plastic	3.22
Cheng Shin Rubber Ind. Co. Ltd	3.10
Greatek Electronics Inc.	2.84
United Micro Electronics	2.82
Chinatrust Financial Holdings	2.69
Total	**36.49**

Top 10 Holdings of Total Fund Portfolio

As of 04/30/03	% of Total Portfolio
Taiwan Semiconductor	8.41
Chunghwa Telecom Co. Ltd	3.65
United Micro Electronics	3.57
Formosa Plastic	2.70
Formosa Chemical & Fiber	2.63
Cathay Financial Holding Co. Ltd	2.48
AU Optronics Corp.	2.37
Yang Ming Marine Transport	2.37
Hon Hai Precision Industry	2.30
Chinatrust Financial Holdings	2.05
Total	**32.53**

Premium/Discount of TWN Performance Comparison Total Returns Taiwan Fund Premium/Discount (Return in US$) As of 04/30/03 Unit:% 1993/01/01-2003/04/30 Last Last Last 60% 2002 2001 2000 1999 1 Mth 3 Mth 6 Mth TWN -4.66 -18.43 -14.95 -23.23 6.58 -45.23 47.25 40% ROC -7.69 -20.85 -19.31 -19.07 -6.57 -39.94 35.86 20% Taipei -6.39 -20.90 -19.55 -34.33 -15.69 -50.94 13.87 0% Formosa -3.27 -15.38 -14.78 -27.73 9.35 -51.04 19.57 -20% Formosa Growth -2.82 -15.16 -16.63 -25.13 4.46 -51.94 38.49 New Taipei -6.20 -21.55 -22.39 -32.84 2.33 -45.59 33.91 -40% 1993 1995 1997 1999 2001 2003 Index -4.28 -17.74 -9.64 -19.23 10.42 -46.53 34.16
NAV: US$9.16 Price: US$7.93 Prem.: -13.43% Taiwan Fund (Since Launch 1986/12/23): 120.20% No. of Shares: 16.4M
Performance Chart
Taiwan Fund vs Taiex Core Portfolio vs Taiex (April) (April) 110 110 105 105 100 100 Taiwan Fund Core Portfolio 95 95 TAIEX TAIEX
90 90 03/03/31 03/04/03 03/04/06 03/04/09 03/04/12 03/04/15 03/04/18 03/04/21 03/04/24 03/04/27 03/04/30 03/03/31 03/04/03 03/04/06 03/04/09 03/04/12 03/04/15 03/04/18 03/04/21 03/04/24 03/04/27 03/04/30
Active Portfolio vs Taiex (April) Active Portfolio vs Taiex 2002/04/30-2003/04/30 110 100 Active Portfolio T AIEX 105 90
100 80
Active Portfolio 95 70 TAIEX
90 60 03/03/31 03/04/03 03/04/06 03/04/09 03/04/12 03/04/15 03/04/18 03/04/21 03/04/24 03/04/27 03/04/30 02/04/30 02/05/30 02/06/30 02/07/30 02/08/30 02/09/30 02/10/30 02/11/30 02/12/30 03/01/30 03/02/28 03/03/30 03/04/30

*Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*Please notify us immediately if you are having problems receiving this telecopy.

1The % of Active portfolio is classified into 100% for easier comparison with core portfolio and Index.

Fund Manager: Vincent Lai
Deputy Fund Manager: Jovi Chen

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